Exhibit 99.1

[TRIMERIS LOGO GOES HERE]

Contacts:

Timothy Creech	Robin Fastenau
Vice President of Finance	Manager of Corporate Communications
Trimeris, Inc.	Trimeris, Inc.
(919) 419-6050	(919) 419-6050

TRIMERIS ANNOUNCES THIRD QUARTER 2003 RESULTS

DURHAM, NC, October 15, 2003 – Trimeris, Inc. (Nasdaq: TRMS) today announced results for the third quarter ended September 30, 2003.

For the third quarter of 2003, the Company reported a loss of $16.6 million, or ($0.77) per share, compared with a loss of $18.1 million ($0.97 per share) in the comparable 2002 period.

The decrease in net loss for the quarter is primarily due to the gross profit from the sale of FUZEON®, net of increased marketing expenses related to the commercial launch of FUZEON. In 2003, marketing expenses increased and were partially offset by reduced research and development expenses incurred compared to 2002 for the Company’s phase III clinical trials for FUZEON and the production of drug material for clinical trials. These costs are net of reimbursements from Hoffmann-La Roche, Inc., the Company’s collaborative partner. Cash and cash equivalents and short-term investments totaled $110.8 million at September 30, 2003.

“Actual net sales in the U.S. for the third quarter 2003 were $10.7 million, which is slightly above the range of $9.5 to $10.5 million we provided on September 25th. Net sales outside the U.S. were $2.4 million,” commented Dr. Dani Bolognesi, Chief Executive Officer of Trimeris.

A live webcast of our conference call on October 15 at 5:00 p.m. Eastern Time will be available at http://www.trimeris.com and archived for replay until December 31, 2003.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, recently approved in the U.S. and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our

Exhibit 99.1

previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Milestone revenue	$989	$326	$1,975	$978
Royalty revenue	234	—	321	—

Total revenue	1,223	326	2,296	978

Operating expenses:
Collaboration loss**	5,231	—	15,446	—

Marketing expense**	—	3,640	—	8,150

Research and development:
Non-cash compensation*	(125)	98	18	226
Other research and development	10,850	12,232	31,227	38,916

Total research and development expense	10,725	12,330	31,245	39,142

General and administrative:
Non-cash compensation*	122	414	767	1,232
Other general and administrative	2,088	2,502	6,655	6,398

Total general and administrative expense	2,210	2,916	7,422	7,630

Total operating expenses	18,166	18,886	54,113	54,922

Operating loss	(16,943)	(18,560)	(51,817)	(53,944)

Other income (expense)
Interest income	323	446	1,243	1,499
Interest expense	(9)	(24)	(35)	(88)

	314	422	1,208	1,411

Net loss	$(16,629)	$(18,138)	$(50,609)	$(52,533)

Basic and diluted net loss per share	$(0.77)	$(0.97)	$(2.36)	$(2.82)

Weighted average shares outstanding	21,513	18,776	21,436	18,602

*  Non cash compensation represents non-cash charges or credits related to stock options granted to employees and non-employees. The change in this expense is primarily due to the change in the market price of our stock at the end of each quarter.

**  Collaboration loss represents our 50% share of the net operating loss from the sale of FUZEON in the United States under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. This net operating loss consists of net sales less cost of goods (gross margin), less selling and marketing expenses. Selling and marketing expenses exceeded the gross margin from FUZEON sales in the three months and nine months ended September 30, 2003. Marketing expense for 2002 consisted of our 50% share of expenses incurred for pre-launch activities related to FUZEON.

Exhibit 99.1

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

	September 30, 2003 (unaudited)	December 31, 2002
Assets
Total current assets	$111,114	$150,313
Property, furniture and equipment – net	2,534	2,816
Total other assets	1,933	1,410

Total assets	$115,581	$154,539

Liabilities and Stockholders’ Equity
Total current liabilities	$20,351	$21,924
Capital lease obligations, less current installments	—	321
Deferred revenue	12,357	2,167

Total liabilities	32,708	24,412

Total stockholders’ equity	82,873	130,127

Total liabilities and stockholders’ equity	$115,581	$154,539